Exhibit 99.2

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2016 EARNINGS

▪	Pretax income of $12.3 million
▪	Net income of $7.3 million, or $0.25 per diluted share
▪	New contract purchases of $319 million
▪	Total managed portfolio increases to $2.25 billion from $2.14 billion at March 31, 2016

LAS VEGAS, NV, July 27, 2016 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $7.3 million, or $0.25 per diluted share, for its second quarter ended June 30, 2016. This compares to net income of $8.5 million, or $0.27 per diluted share, in the second quarter of 2015.

Revenues for the second quarter of 2016 were $104.9 million, an increase of $16.6 million, or 18.8%, compared to $88.4 million for the second quarter of 2015. Total operating expenses for the second quarter of 2016 were $92.6 million, an increase of $19.5 million, or 26.6%, compared to $73.2 million for the 2015 period. Pretax income for the second quarter of 2016 was $12.3 million compared to pretax income of $15.2 million in the second quarter of 2015, a decrease of 18.9%.

For the six months ended June 30, 2016 total revenues were $205.6 million compared to $174.4 million for the six months ended June 30, 2015, an increase of approximately $31.2 million, or 17.9%. Total expenses for the six months ended June 30, 2016 were $181.0 million, an increase of $36.6 million, or 25.4%, compared to $144.4 million for the six months ended June 30, 2015. Pretax income for the six months ended June 30, 2016 was $24.6 million, compared to $29.9 million for the six months ended June 30, 2015. Net income for the six months ended June 30, 2016 was $14.5 million compared to $16.9 million for the six months ended June 30, 2015.

During the second quarter of 2016, CPS purchased $319.1 million of new contracts compared to $312.3 million during the first quarter of 2016 and $269.9 million during the second quarter of 2015. The Company's managed receivables totaled $2.254 billion as of June 30, 2016, an increase from $2.142 billion as of March 31, 2016 and $1.822 billion as of June 30, 2015.

Annualized net charge-offs for the second quarter of 2016 were 6.94% of the average owned portfolio as compared to 6.59% for the second quarter of 2015. Delinquencies greater than 30 days (including repossession inventory) were 8.58% of the total owned portfolio as of June 30, 2016, as compared to 7.49% as of June 30, 2015.

“We are pleased with our operating results for the second quarter of 2016,” said Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “Our originations volumes increased both sequentially and year over year, our managed portfolio continues to grow we continue to achieve good execution in the market for our asset-backed securitizations.”

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Conference Call

CPS announced that it will hold a conference call on Thursday, July 28, 2016, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between July 28, 2016 and August 4, 2016, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 51614443. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Interest income	$101,709	$84,900	$198,372	$167,259
Servicing fees	24	62	47	210
Other income	3,200	3,399	7,163	6,881
	104,933	88,361	205,582	174,350
Expenses:
Employee costs	15,678	13,144	30,822	27,630
General and administrative	6,569	5,108	11,900	9,944
Interest	19,727	13,688	37,548	26,861
Provision for credit losses	44,423	35,683	88,619	69,122
Other expenses	6,211	5,538	12,139	10,844
	92,608	73,161	181,028	144,401
Income before income taxes	12,325	15,200	24,554	29,949
Income tax expense	5,053	6,663	10,068	13,079
Net income	$7,272	$8,537	$14,486	$16,870

Earnings per share:
Basic	$0.30	$0.33	$0.58	$0.65
Diluted	$0.25	$0.27	$0.49	$0.53

Number of shares used in computing earnings per share:
Basic	24,538	26,234	24,917	25,936
Diluted	29,111	31,917	29,632	31,955

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$15,752	$19,322
Restricted cash and equivalents	115,268	106,054
Total cash and cash equivalents	131,020	125,376

Finance receivables	2,218,389	1,985,093
Allowance for finance credit losses	(90,168)	(75,603)
Finance receivables, net	2,128,221	1,909,490

Finance receivables measured at fair value	13	61
Deferred tax assets, net	40,350	37,597
Other assets	55,305	56,401
	$2,354,909	$2,128,925

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$38,509	$29,509
Warehouse lines of credit	165,103	194,056
Residual interest financing	7,455	9,042
Securitization trust debt	1,956,620	1,720,021
Subordinated renewable notes	15,257	15,138
	2,182,944	1,967,766

Shareholders' equity	171,965	161,159
	$2,354,909	$2,128,925

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Contracts purchased	$319.11	$269.90	$631.41	$503.79
Contracts securitized	340.00	227.13	680.00	485.46

Total managed portfolio	$2,253.70	$1,822.18	$2,253.70	$1,822.18
Average managed portfolio	2,216.87	1,783.87	2,157.58	1,744.23

Allowance for finance credit losses as % of fin. receivables	4.06%	4.18%

Aggregate allowance as % of fin. receivables (1)	5.02%	5.00%

Delinquencies
31+ Days	7.10%	6.12%
Repossession Inventory	1.48%	1.37%
Total Delinquencies and Repo. Inventory	8.58%	7.49%

Annualized net charge-offs as % of average owned portfolio	6.94%	6.59%	7.24%	6.62%

Recovery rates (2)	38.9%	44.8%	39.4%	44.4%

	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2016		2015		2016		2015
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$101.71	18.4%	$84.90	19.0%	$198.37	18.4%	$167.26	19.2%
Servicing fees and other income	3.22	0.6%	3.46	0.8%	7.21	0.7%	7.09	0.8%
Interest expense	(19.73)	-3.6%	(13.69)	-3.1%	(37.55)	-3.5%	(26.86)	-3.1%
Net interest margin	85.21	15.4%	74.67	16.7%	168.03	15.6%	147.49	16.9%
Provision for credit losses	(44.42)	-8.0%	(35.68)	-8.0%	(88.62)	-8.2%	(69.12)	-7.9%
Risk adjusted margin	40.78	7.4%	38.99	8.7%	79.42	7.4%	78.37	9.0%
Core operating expenses	(28.46)	-5.1%	(23.79)	-5.3%	(54.86)	-5.1%	(48.42)	-5.6%
Pre-tax income	$12.33	2.2%	$15.20	3.4%	$24.55	2.3%	$29.95	3.4%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.

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